Exhibit 10.1

ENOVA INTERNATIONAL, INC. FIRST AMENDED AND RESTATED SENIOR EXECUTIVE BONUS PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1Background and Purpose. Enova International, Inc. hereby establishes the Enova International, Inc. First Amended and Restated Senior Executive Bonus Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with short-term incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units. Amounts paid under the Plan are intended to qualify as performance based compensation under Code Section 162(m).  This Plan is intended to amend and restate the prior Enova International, Inc. Senior Executive Bonus Plan (the “Prior Plan”) in accordance with Section 7 of the Prior Plan, which Prior Plan shall be amended, restated and superseded by this Plan on the date on which this Plan is approved by the Management Development and Compensation Committee of the Company’s Board of Directors.

1.2Effective Date. The Plan is effective as of January 1, 2015 (the “Effective Date”); provided, however, the payment of any Actual Award under the Plan on or after the date of the first Annual Meeting of Stockholders held more than twelve months after the date on which the Company becomes a publicly held corporation within the meaning of Code Section 162(m), shall be subject to the approval of the Plan by a majority of the votes cast, in person or by proxy at a meeting of stockholders that is held after the date on which the Company first becomes a publicly held corporation within the meaning of Code Section 162(m). As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1“Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. An Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under section 3.5 to reduce or eliminate the award otherwise determined by the Payout Formula.

2.2“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, is controlled by, controlling or under common control with the Company.

2.3“Base Salary” means, as to a Participant for any Plan Year, (i) 100% of the Participant’s base salary actually paid during the Plan Year before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any compensation or benefit plans sponsored by the Company or any of its subsidiaries or Affiliates, or (ii) such compensation amounts as may be established by the Committee using any other method as may be determined by the Committee to be appropriate on or prior to the Determination Date. The Committee shall establish in writing in the applicable STI Terms and Conditions on or prior to the Determination Date the method of computing Base Salary for the Plan Year, including, as applicable, the manner of taking into account any changes in the Participant’s annual rate of base pay during the Plan Year and the specified date as of which Base Salary for the Plan Year shall be determined. In any case, such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4“Board” means the Company’s Board of Directors.

2.5“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

2.6“Committee” means the Management Development and Compensation Committee of the Board or such other committee or subcommittee as may be appointed by the Board or the Management Development and Compensation Committee to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.7“Company” means Enova International, Inc., a Delaware corporation.

2.8“Determination Date” means, as to any Plan Year, the day of the Plan Year in which the Committee establishes the STI Terms and Conditions for this Plan for such Plan Year, which shall be (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section

162(m).

2.9“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10“Maximum Award” means, as to any Participant for any Plan Year, Three Million ($3,000,000) Dollars. The Maximum Award is the maximum amount which may be paid to a Participant for awards earned pursuant to this Plan during any Plan Year.

2.11“Participant” means, as to any Plan Year, an executive officer or any other officer of the Company or any of its subsidiaries or Affiliate who has been selected by the Committee on the Determination Date in the applicable STI Terms and Condition for participation in the Plan for that Plan Year.

2.12“Payout Formula” means, as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.5, below, in order to determine the Actual Awards (if any) to be paid to Participants. The Payout Formula may differ from Participant to Participant.   The Payout Formula for a particular Plan Year shall be determined by the Committee on the Determination Date and shall be set forth in the STI Terms and Conditions for the Plan Year.

2.13“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, such Performance Goals shall be based on the attainment of one or more of the following objective financial or objective strategic business initiative formulas, standards or measures with respect to the Company or an Affiliate, or such subsidiary, division or department of the Company or an Affiliate for or within which the Participant performs services: revenue growth (gross or net); gross margin; pre-tax margin; operating margin; earnings before interest, taxes, depreciation, and amortization; earnings before interest, taxes, depreciation and amortization margin; earnings before interest and taxes; operating income; pre- or after- tax income; pre- or after-tax income from continuing operations; pre-or after-tax income excluding extraordinary items; basic or diluted earnings per share; basic or diluted earnings per share from continuing operations; basic or diluted earnings per share excluding extraordinary items; cash flow; basic or diluted cash flow per share; cash flow on investment; return on equity; return on capital; return on invested capital; return on investment; return on assets (gross or net); return on revenue (gross or net); inventory turnover; growth in earning assets; economic value added (or an equivalent metric); share price performance; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of specified working capital levels; attainment of goals relating to geographic business expansion, increasing or decreasing the percent of revenue attributable to a specific type of product(s); or new product development or acquisitions, divestitures or similar transactions or other strategic initiatives. To the extent specified in an objectively determinable manner by the Committee at the time the Performance Goals are established, any financial measure or metric may exclude the effect of unusual or non- recurring items and shall include or exclude (as applicable) specified components of the applicable financial measure. Performance Goals for a Plan Year shall be set by the Committee in writing in the applicable STI Terms and Conditions within the time period prescribed by Section 162(m) of the Code so that the outcome is substantially uncertain at the time the Performance Goals are established. After the end of each performance period covered by a Performance Goal, the Committee shall certify in writing the extent to which such Performance Goals were achieved for such performance period and the amount of the performance based compensation to be paid to each Participant hereunder for such Plan Year. Performance Goals may be expressed in absolute or relative terms, including, without limitation, relative to a base period and/or to the performance of other companies.

2.14“Plan” has the meaning assigned to such term in Section 1.1.

2.15“Plan Year” means the 2015 fiscal year and each succeeding fiscal year of the Company.

2.16“Service Date” means, as to any Plan Year, the date the Committee establishes on the Determination Date (and includes in the STI Terms and Conditions) for that Plan Year, as the date each Participant must be employed by the Company or any of its subsidiaries or Affiliates in order for such Participant to receive payment for any Actual Award under the Plan for such Plan Year, if any, with such date to be determined by the Committee in its discretion; provided, however, the Service Date for a particular Plan Year may be no earlier than December 31 of such Plan Year and no later than March 15 of the calendar year immediately following such Plan

Year. If no Service Date is set forth in the STI Terms and Conditions for any particular Plan

Year, the date of payment of the Actual Award, as determined by the Committee in accordance with Section 4.2, shall be deemed the Service Date.

2.17“STI Terms and Conditions” means the specific terms and conditions for the Company’s short-term incentive program established in writing by the Committee pursuant to this Plan for any particular Plan Year and such terms and conditions will include, without limitation, Participant eligibility requirements, Performance Goals, Target Awards and Payout Formulas.

2.18“Target Award” means the target award under this Plan for each Participant for the Plan Year in question, which may be expressed as a percentage of the Participant’s Base Salary or on any other basis as determined by the Committee in accordance with Section 3.4 below and the parameters for any such Target Award for a particular Plan Year shall be set forth in the STI Terms and Conditions for such Plan Year.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1STI Terms and Conditions. On the Determination Date, the Committee, in its sole discretion, shall establish the specific STI Terms and Conditions for the Plan Year.

3.2Selection of Participants. On the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company and any of its subsidiaries or Affiliates who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company, as determined by the Committee in its sole discretion. Participation in the Plan is in the sole discretion of the Committee, and is determined on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years. The actual Participants under this Plan for any particular Plan Year shall be described in the STI Terms and Conditions for such Plan Year

3.3Determination   of   Performance   Goals.     On   the   Determination   Date,   the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing in the STI Terms and Conditions for each Plan Year.

3.4Determination of Target Awards. On the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing in the STI Terms and Conditions for each Plan Year.

3.5Determination of Payout Formula or Formulae. On the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing in the applicable STI Terms and Conditions for such Plan Year, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for  the Plan Year are achieved, subject to the terms of Section 3.6 below, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in any  particular Plan Year, no Participant’s Actual Award under the Plan may  exceed the Maximum Award.

3.6Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision contained in the Plan or in any applicable STI Terms and Conditions, (a) the Committee, in its sole discretion, may reduce or eliminate the Actual Award that would otherwise be payable under the Payout Formula for any or all Participants in any particular Plan Year, (b) if a Participant terminates employment with the Company and all of its subsidiaries and Affiliates on or prior to the Service Date for the applicable Plan Year, including by reason of Disability (but excluding by reason of death), the Participant shall not be entitled to the payout of an Actual Award for the Plan Year unless such payment is otherwise required by applicable federal, state or local law; provided, however, that the Committee, in its discretion, may (i) waive the requirement that a Participant be employed on the Service Date to receive payout of an Actual Award for the Plan Year and authorize payment to the Participant of all or a portion of the Actual Award for that Participant based on the Payout Formula applicable to the Participant and actual achievement of the Performance Goals for the Plan Year, or (ii) permit an Actual Award to be assumed by a former Affiliate in accordance with Section 5.4 below.

SECTION 4

PAYMENT OF AWARDS

4.1Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which the Participant may be entitled.

4.2Timing of Payment.   Payment of each Actual Award shall be made between January 2 and March 15, inclusive, following the end of the Plan Year for which the Actual Award was based, with the payment date for the Actual Award to be designated by  the Committee in its discretion at the time the Committee certifies the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded, as described in Section 3.6.

4.3Form of Payment. Each Actual Award shall be paid in a single lump sum, and shall be paid in cash (or an equivalent).

4.4Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual

Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. The establishment, terms and operations of any such program shall be executed in a manner that complies with Code Section

409A. For any Actual Awards that provide nonqualified deferred compensation subject to Code Section 409A(a)(2), payment of the Actual Award to a “specified employee,” as defined in Code Section 409A, upon separation from service, to the extent required under Code Section 409A, shall not be made before six months after the date on which the separation from service occurs. The Plan generally is intended to provide awards that qualify as short-term deferrals exempt from Code Section 409A.   To the extent that any Actual Awards are deferred hereunder, this Plan is intended to comply with Code Section 409A, and shall be interpreted accordingly.

4.5Payments in the Event of Death. If a Participant dies after the end of a Plan Year but prior to either the Service Date or the Actual Award payment date applicable to such Plan Year, and if, but for the Participant’s death, the Participant would have been entitled to receive an Actual Award attributable to such Plan Year, the Actual Award shall be paid to the Participant’s estate.

SECTION 5

ADMINISTRATION

5.1Committee is the Administrator.The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and any applicable STI Terms and Conditions under the Plan and to interpret the provisions of the Plan and any applicable STI Terms and Conditions, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m).   Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan or any applicable STI Terms and Conditions shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3Tax Withholding. The Company shall withhold all applicable taxes from any payment, including but not limited to any federal, foreign, state and local taxes.

5.4Assumption of Awards by Former Affiliates.   In the event that an Affiliate becomes a separate publicly-held corporation (within the meaning of Code Section 162(m)) during a  Plan Year  and, as a  result, ceases to be  an Affiliate, the Committee, in its sole discretion, may (i) permit such former Affiliate to assume responsibility for awards established by the Committee for such Plan Year for Participants who are employed by such former Affiliate or its subsidiaries and (ii) to the extent permitted under Code Section 162(m), delegate to the compensation committee of such former Affiliate (or a committee that functions as such former Affiliate's compensation committee) the Committee’s authority to administer each such award after such former Affiliate ceases to be an Affiliate, including making any and all determinations and certifications required by the Plan. For purposes of this section, “compensation committee”

shall refer to a committee of the board of directors of such former Affiliate consisting solely of two or more individuals who qualify under Code Section 162(m) as “outside directors” of such former Affiliate.

5.5Assumption of Awards Established by Former Parent Company.   As of the Effective Date, the Company is a wholly-owned subsidiary of Cash America International, Inc. (the “Parent”). In the event that the Company becomes a separate publicly traded corporation during a Plan Year and, as a result, ceases to be an Affiliate of the Parent during such Plan Year, the Committee in its sole discretion, may (i) assume responsibility for administering the short- term incentive plan terms and conditions for the officers of the Company and its subsidiaries and Affiliates established by the Parent for such Plan Year pursuant to the Parent’s shareholder approved senior executive bonus plan, (ii) subject such terms and conditions to the provisions of this Plan beginning on the date the Company first becomes a separate publicly traded corporation and the Determination Date for such terms and conditions shall be deemed the date such terms and conditions were established by the Parent and such terms and conditions shall be deemed the STI Terms and Conditions hereunder for the Plan Year in which the Company becomes a separate publicly traded corporation, as if the Committee had established the same on such Determination Date, and (iii) assume the authority of the compensation committee of such former Parent (or a committee that functions as such former Parent's compensation committee) to administer each award for the officers covered by such STI Terms and Conditions for such Plan Year, including making any and all determinations and certifications required by the Plan or such STI Terms and Conditions.

SECTION 6

GENERAL PROVISIONS

6.1Nonassignability.   A Participant shall have no right to encumber, assign or transfer any interest under this Plan.

6.2No Effect on Employment.   The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon a Participant for the continuation of employment during any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment with or without cause, and to treat any individual without regard to the effect which such treatment might have upon him or her as a Participant.

6.3No Individual Liability.   No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan, any STI Terms and Conditions established under the Plan or any award made or not made under the Plan.

6.4Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Illinois, with the exception of Illinois’ conflict of laws provision.

6.5Affiliates of the Company.   Requirements referring to employment with the Company or payment of awards may, in the Committee’s sole discretion, be performed through the Company or any subsidiary or Affiliate of the Company.

6.6Compensation Recovery. Notwithstanding anything in the Plan to the contrary, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a material restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, and such accounting restatement is required at any time within two years following the applicable incentive payment date, the Committee may, in its sole discretion or as necessary to comply with applicable law, require the Participant to repay to the Company and/or its subsidiaries or Affiliates  an  amount  equal to all or any portion of the incentive payment such  Participant received  under  the Plan  with respect to the  applicable  incentive payment date as may be determined to be appropriate or necessary by the Committee or as may be required by applicable law. Such repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation will be satisfied in cash or in such other form of consideration, such as shares of stock of the Company, permitted by applicable law and acceptable to the Committee, and the Committee may provide for an offset to any future payments owed by the Company or any of its subsidiaries or Affiliates to the Participant if necessary to satisfy the repayment obligation; provided, however, that if any such offset is prohibited under applicable law, the Committee shall not permit any such offset and may require immediate repayment by the Participant. Notwithstanding the foregoing, to the extent required to comply with applicable law, any applicable stock exchange listing requirements and/or any compensation recovery or clawback policy adopted by the Company after the Effective Date, the Company may unilaterally amend this Compensation Recovery provision without the approval of the Company's stockholders or any Participant hereunder, and any such amendment shall be made by providing notice of such amendment to each Participant affected by the amendment, and such amendment shall be binding on each such Participant; provided, however, regardless of whether the Company makes such a unilateral amendment to this Compensation Recovery provision or provides such notice to any such Participant, such Participant shall be bound by any compensation recovery or clawback policy adopted by the Company after the Effective Date .

SECTION 7

AMENDMENT AND TERMINATION

7.1Amendment and Termination. The Committee may amend or terminate the Plan or any particular Plan Year’s STI Terms and Conditions at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

INITIALLY ADOPTED BY THE

THE BOARD OF DIRECTORS OF ENOVA INTERNATIONAL, INC.

ON OCTOBER 24, 2014

APPROVED AND ADOPTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF ENOVA INTERNATIONAL, INC. AND THE BOARD OF DIRECTORS OF ENOVA INTERNATIONAL, INC. ON

FEBRUARY 23, 2016

APPROVED BY THE STOCKHOLDERS OF ENOVA INTERNATIONAL, INC.

ON MAY 17, 2016

APPROVED AND ADOPTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF ENOVA INTERNATIONAL, INC. ON

OCTOBER 9, 2018